COACHMEN INDUSTRIES, INC.
2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46514 • 574/266-2500 • Fax 574/266-2559

NEWS RELEASE

For immediate release April  22, 2010

COACHMEN INDUSTRIES, INC. INCREASES FIRST QUARTER 2010 SALES

Elkhart, IN - Coachmen Industries, Inc. (OTC:COHM.PK), now doing business as the All American Group, Inc., today announced preliminary highlights  of  its results for the first quarter of 2010, ending March 31, 2010.

Net sales from continuing operations for the first quarter of 2010 were $21.5 million compared to $11.3 million reported for the same period in 2009, an increase of 90%.  Gross profits for the quarter were $1.2 million or 5.6% of revenues, compared to a negative gross profit of $2.1 or (18.6)% of revenues for the first quarter of 2009.  Preliminary results indicate compliance with the revised HIG debt covenants for the three months ended March 31, 2010.

Net sales of the Company’s Housing Group totaled $14.2 million for the first quarter of 2010 compared to $10.2 million reported for the same period in 2009, an increase of 39.2%. Net sales of the Company’s Specialty Vehicle Group totaled $7.3 million for the first quarter of 2010 compared to $1.1 million for the same period in 2009.

Unrestricted cash on hand at March 31, 2010 totaled $5.1 million compared to $6.4 million on hand at December 31, 2009, while restricted cash totaled $14.3 million at March 31, 2010 compared to $14.8 million at December 31, 2009.

“We are pleased with the year over year improvement in sales for both of our operating segments. Nonetheless, the Housing Group customers continued to face financing constraints, which delayed a number of single family homes and major projects we had hoped to close in the quarter,” commented Richard M. Lavers, President and Chief Executive Officer. “There was increased traffic at our builders, our home stores and on our website, which are encouraging signs. We have also begun production of the large apartment project in Iowa, which was previously announced. Also encouraging are the sales of our Specialty Vehicle Group for the first quarter. We expect that this segment of our business will continue to grow during 2010,” stated Lavers.

“Due to the conversion to a new software management system during the quarter which caused additional time to finalize the close process, we intend to issue a complete earnings release and file the first quarter 10-Q in early May,” said Colleen A. Zuhl, Chief Financial Officer.

Coachmen Industries, Inc., doing business as All American Group, is one of America's premier systems-built construction companies under the ALL AMERICAN BUILDING SYSTEMS®, ALL AMERICAN HOMES® and MOD-U-KRAF® brands, as well as a manufacturer of specialty vehicles. Coachmen Industries, Inc. is a publicly held company with stock quoted and traded on the over-the-counter markets under the ticker COHM.PK.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, liquidity, the ability of the Company to bond major contracts, availability of working capital, availability of credit to the Company and its customers, the depth and duration of the recession, the ability to produce buses to meet demand, the potential fluctuations in the Company's operating results, price volatility of raw materials used in production, the availability and cost of real estate for residential housing, the supply of existing homes within the Company's markets, government regulations, dependence on significant customers within certain product types, consolidation of distribution channels, consumer confidence, uncertainties of matters in litigation, and other risks identified in the Company's SEC filings.

For investor or financial information:
Martin Miranda
Corporate Secretary & Treasurer
574-266-2500